                                                                      Exhibit 11


                               FARREL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                               Three Months Ended                  Six Months Ended
                                                               ------------------                  ----------------
                                                           June 29,          June 30,         June 29,          June 30,
                                                             2003              2002             2003              2002
                                                             ----              ----             ----              ----
Net income (loss) applicable to common stock                      $140            $(467)         $(1,109)          $(1,227)
                                                        ==============    ==============    =============     =============
Weighted average number of common
shares outstanding -  Basic earnings per share               5,232,930         5,228,461        5,230,708         5,228,461

Effect of dilutive stock and purchase  options                  26,016                 -                -                 -
                                                        --------------    --------------    -------------     -------------

Weighted average number of common
shares outstanding - Diluted earnings per share              5,258,946         5,228,461        5,230,708         5,228,461
                                                        ==============    ==============    =============     =============

Net earnings (loss) per common
  share - Basic                                                  $0.03           $(0.09)          $(0.21)           $(0.23)
                                                        ==============    ==============    =============     =============
  share - Fully diluted                                          $0.03           $(0.09)          $(0.21)           $(0.23)
                                                        ==============    ==============    =============     =============


Options outstanding at June 29, 2003, to purchase 237,000 shares of common stock at prices ranging from $2 to $6 were not included in the computation of dilutive EPS for the three and six month periods ending June 29, 2003, because the options' exercise prices were greater than the average market price of the common shares. Options outstanding at June 29, 2003, to purchase 95,000 shares of common stock at prices ranging from $0.60 to $0.88 were not included in the computation of dilutive EPS for the six month period ending June 29, 2003, because the effect of the options was anti-dilutive.

Options outstanding at June 30, 2002, to purchase 283,000 shares of common stock at prices ranging from $2 to $10 were not included in the computation of dilutive EPS for the three and six month periods ending June 30, 2002, because the options' exercise prices were greater than the average market price of the common shares. Options outstanding at June 30, 2002, to purchase 90,000 shares of common stock at prices ranging from $0.60 to $0.81 were not included in the computation of dilutive EPS for the three and six month periods ending June 30, 2002, because the effect of the options was anti-dilutive.




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